Exhibit 99.2

- Answers Corporation 1st Quarter 2008 Conference Call -

Answers Corporation
1st Quarter 2008 Conference Call
8:30AM EDT, May 12, 2008

PARTICIPANTS:

Robert Rosenschein, Chairman & CEO

Steve Steinberg, CFO

Bruce Smith, Chief Strategic Officer

Bruce Smith

Good morning, and welcome to Answers Corporation’s First Quarter 2008 conference call. My name is Bruce Smith, Chief Strategic Officer. Joining me are Robert Rosenschein, Chairman and CEO, and Steve Steinberg, CFO. This call is also being broadcast over the web and can be accessed from our Investor Center page at ir.answers.com. A replay of this call will be available at the site shortly after the completion of the call. At the conclusion of our prepared remarks, we’ll open the call for your questions.

Before we begin, let’s cover a few legalities. I would caution you that comments made during this call by management contain forward-looking statements, including predictions and estimates that involve risks and uncertainties. For those statements, the company claims the protection of the safe harbor for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995. Important factors may cause our actual results to differ materially, including, among others, our ability to improve traffic and monetization; a decision by Google, currently the provider of the vast majority of our search engine traffic, or other search engines, to block our pages from users’ search results or otherwise adjust their algorithms in a manner detrimental to us, as experienced in July 2007; a decision by Google to stop directing user traffic to Answers.com through its definition link; a potential termination of our Google Services Agreement; a decision on our part to decrease the number of ad elements displayed on our Web properties in the interest of user experience; the failure of WikiAnswers to experience continued growth in accordance with our expectations; our ability to successfully drive direct advertising on our Web properties; and other risk factors. Additional specific factors that may actually cause results or events to differ materially from those described in any forward looking statements can be found in our most recent annual report on Form 10-K.

Furthermore, information shared on this call is accurate only as of the date of this call and we assume no obligation to update such information.

Finally, we will be discussing non-GAAP financial measures, including adjusted EBITDA. We provide a reconciliation of non-GAAP financial measures, including adjusted EBITDA, to the most directly comparable GAAP financial measure and the list of the reasons why the company uses non-GAAP financial measures, in today’s earnings release posted on our corporate Website at: ir.answers.com.

With that said, I’ll turn the call over to Bob Rosenschein.

Bob Rosenschein

Good morning and thank you for joining us today. As most of you will have seen by now, we reported first quarter revenues of just over $3 million, and an adjusted EBITDA loss of $181,000. Our revenues came in slightly above the high end of the guidance we provided on our last call, while our loss was slightly better than the $200,000 - $300,000 adjusted EBITDA loss we projected.

We have a number of items to discuss with you today. Some are extremely positive. Others are more challenging short-term, and we’ll also tell you how we are addressing those.

Let me begin with our reference site,  Answers.com. Since the Google event last July, we have not yet recovered previous search engine traffic levels. Further, Answers.com traffic actually declined 7% sequentially in Q1.

The flip side is that WikiAnswers continued its rapid ascent, climbing 64% in traffic, quarter over quarter.  Be it generated revenues, page views, new questions, answers, registrations, daily edits — every month we’ve been seeing very strong growth. What we are experiencing with WikiAnswers is truly exciting - a Social Knowledge network effect. More content drives traffic. More traffic drives questions and answers - which in turn gets indexed by search engines, generating additional traffic. This is a self-sustaining, reinforcing cycle of growth.

WikiAnswers’ growth is so impressive that we project its monthly revenue will exceed that of Reference Answers beginning May 2008.

Here are some quick data points:

•                  As I mentioned, average daily page views jumped 64% sequentially from 1,152,000 in Q4 to 1,885,000 in Q1.

•                  Average new questions per day in Q1 were 9,700, up from 5,600 in Q4.

•                  New answers per day in Q1 were 4,500, up from 2,800 in Q4.

•                  New registered users per day in Q1 were 2,450, up from 1,700 in Q4.

•                  Average daily edits in Q1 were 73,000, up from 43,000 in Q4.

•                  This impressive content and traffic added materially to our top line. WikiAnswers contributed $1,185,000 in Q1, up from $704,000 in Q4.

We’re seeing an environment that favors the interactive nature of sites like WikiAnswers. Hitwise regularly provides category ranking of Q&A websites, and we are starting to receive some positive feedback from advertisers and advertising agencies about Q&A sites becoming a useful forum for driving their messages. We believe this trend will continue, with WikiAnswers as a prime beneficiary.

Network effect or not, we’re not resting on our laurels. Here are a few projects underway.

•                  We expend significant effort maintaining the site’s performance and keeping up with its exciting growth. To that end, we are in the several-month process of moving our server farm from managed hosting to our own collocation facility. This will make the site faster and more scalable, give us finer control over operations, and save us operational expenses going forward.

•                  We constantly look for ways to streamline WikiAnswers’ user interface. The idea is to reduce friction and make it easier to ask and answer questions. A streamlined UI was one of our big successes early in 2007, and we’re still reaping its benefits. We’ve seen that small changes can yield big results.

•                  Our supervisors perform the critical role of managing the community and regulating the quality of our questions and answers. We’re now up to over 300, and our category and sub-category count hit 3,000.

•                  Headcount: we’ve shifted development resources to address the growth opportunity.

Here are several strategic approaches we are working on to restore growth on Answers.com:

1.              We’ve mentioned on a previous call our plans to better connect our two properties. Right now, they are two totally separate sites. Answers.com drives only a small percentage of WikiAnswers traffic, and almost no traffic is driven in the other direction. The idea is to better cross-link and cross-promote the two — with the goal of providing more useful information to users and increasing page views. Introducing reasonably consistent user interfaces will also increase brand awareness. Finally, we intend to implement a common search feature, so that users get the best available answer, wherever they type in a query. It’s taken longer than we wanted, but look for this integration to be tested and introduced during Q3.

2.              Second, we are constantly testing methods to improve search engine traffic—SEO. In fact, we have recently begun testing several changes on Answers.com in an effort to restore lost Google traffic. We are hopeful that these and similar SEO initiatives may improve our overall ranking and increase traffic.

The other area I want to address is direct ad sales. We continue to face a difficult environment. After a strong Q4, $575,000, we saw a decline in Q1 direct ad sales to $231,000, for three main reasons. The first is seasonal; Q1 is ordinarily weaker than Q4. The second is economic; we are not the only content site having trouble selling in today’s environment. The third is related to reference Answers.com. It appears that due to the reference nature of the site, direct ad sales are less suited to Answers.com than we had previously hoped; also, the Answers.com traffic drop we’ve experienced has hampered direct ad sales efforts.

Still, we remain optimistic about our direct sales efforts because  WikiAnswers represents a new opportunity, one that is generating interest from agencies and direct advertisers alike. We are building a new framework to capture that interest and connect engaged users with direct advertisers. These efforts remain in their formative stages.

With that, I’ll turn the call over to Steve Steinberg, our CFO, for a more detailed recap of our Q1 financials.

Steve…

Steve Steinberg:

Thanks, Bob, and good morning. I will now walk you through our Q1 2008 financial performance. For a detailed review of our results, please see our Form 10-Q, which will be filed later today.

I’ll start with an overview. Q1 revenues were $3,031,000. The GAAP net loss in Q1, including $2,543,000 of termination fees and write-off of costs relating to the terminated Lexico acquisition and abandoned follow-on offering, was $3,667,000. We had adjusted EBITDA of negative $181,000.

 Let’s turn to some details:

The breakdown of our Q1 revenues of $3,031,000 is as follows: $1,828,000, or 60% of our revenue, was from Answers.com, while $1,185,000, or 39%, was from WikiAnswers. The remaining $18,000 resulted from licensing our service. As Bob discussed earlier, the trend in Q1 was: WikiAnswers grew dramatically and Answers.com declined.

WikiAnswers’ growth over the past few quarters has been extraordinary. Average daily page views in Q1, Q2, Q3, Q4 of 2007 and Q1 of 2008, were 293,000, 440,000, 639,000, 1,152,000 and 1,885,000.

WikiAnswers revenues in those five quarters were $116,000, $177,000, $304,000, $704,000 and $1,185,000, respectively. That’s revenue growth of over 900% in just one year. Q1 WikiAnswers revenue grew 68% sequentially. Q1 RPM for WikiAnswers was $6.95 up from $6.64 in Q4.

Answers.com average daily page views this quarter decreased by 7% to 3.6 million from 3.9 million in Q4. Answers.com average RPM in Q1 also decreased - from $6.29 in Q4 to $5.56 in Q1 primarily due to less direct ad sales revenue. In Q4 we generated $575,000 in direct ad sales revenue, compared to $231,000 in Q1.

Adjusted operating expenses, meaning the operating expenses included in our adjusted EBITDA, were $3,212,000 in Q1, compared to $2,811,000 in Q4, a net increase of $401,000. The main items driving the increase were compensation-related, including raises and headcount. Our headcount at the end of Q1 was 72, compared to 66 at the end of Q4. As of today, our headcount is 73.

Now, let’s review some balance sheet data:

 Cash, investment securities and long-term deposits with banks as of March 31, 2008 were approximately $5.7 million, approximately $2 million less than the end of the previous quarter. Most of that decrease was due to cash payments made as a result of termination fees and expenses relating to the abandoned Lexico acquisition and follow-on offering.

Let’s talk about our Q2 2008 and full-year 2008 outlook.

We forecast that our Q2 revenues will be in a range of $2,700,000 to $2,800,000. We expect adjusted EBITDA to be in a range of negative $650,000 to negative $750,000.

For the full year 2008, we are now forecasting total revenues between $13 million and $14 million, and adjusted EBITDA between negative $350,000 and positive $350,000. Bob will add some color as to the reason driving our revised 2008 estimates.

I’ll now turn the call back to Bob.

Bob Rosenschein:

Thanks, Steve.

Annual guidance is weaker than we previously forecasted. We are reducing our revenues guidance for the full year from a range of $15 to $18 million to a range of $13 to $14 million. As Steve mentioned, we project that our adjusted EBITDA for this year will be between $350,000 negative and $350,000 positive. 3 factors are driving our reduced projections:

•                  We cannot count on Answers.com traffic to grow;

•                  Direct ad sales are slower than expected; and

•                  We anticipate seeing more seasonality than previously expected, even in WikiAnswers.

Essentially, while we are very excited about the growth of WikiAnswers and strongly believe that this growth will ultimately drive great shareholder value, we are taking a more conservative view to the balance of 2008.

Our corporate mission remains — to become the premier online provider of Answers about anything. The continued success of WikiAnswers brings us closer to that goal of becoming the #1 Q&A site, with the world’s largest repository of questions and answers.

A word about Investor Relations. As you may know, we recently retained an experienced IR firm in New York, Cameron Associates. We hired them to help us gain visibility and market the company towards microcap investors.

Finally, thank you for your time and support.

Q&A (moderated by Bruce Smith)

Closing the Call (Shareholder.com Operator)

Thank you, all. This concludes today’s teleconference. Please disconnect your lines at this time, and have a good day.

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